Exhibit 3.5

AMENDMENTS TO THE BYLAWS OF THE GNS GROUP INC.

The Bylaws of the Corporation are hereby amended in the following particulars.  All remaining provisions will continue in full force and effect as set forth in the Bylaws dated July 10, 2006.

2.9 CUMULATIVE VOTING:  Cumulative voting for the election of directors is not permitted.

6.3  SHARE TRANSFER RESTRICTION:  Repealed.

DATED:   August 1, 2014.

UNANIMOUSLY APPROVED by the Board of Directors on this 1st day of August 2014.

ANTOINE JARJOUR
Antoine Jarjour, director

ROULA JARJOUR
Roula Jarjour, director

GEORGE JARJOUR
George Jarjour, director

CHARLES CARRAFOLI
Charles Carrafoli, director